For Immediate Release

Contact: Hannah Burns      (212) 272-2395
         Maura Gaenzle     (212) 272-4445
         Anne Graber       (212) 272-8188



                                 SAMUEL MOLINARO
                        APPOINTED CHIEF FINANCIAL OFFICER
                                OF BEAR STEARNS;
                             CASH DIVIDENDS DECLARED

New York, New York -- October 29, 1996 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced the promotion of Samuel L. Molinaro Jr. to chief financial officer of The Bear Stearns Companies Inc. Mr. Molinaro assumes a title previously held by William J. Montgoris who has served as chief financial officer for the past nine years and as chief operating officer for the past three years. Mr. Montgoris will continue to serve as the company's chief operating officer.

Mr. Molinaro, 38, previously served as senior vice president - finance of The Bear Stearns Companies Inc. and continues to be a senior managing director of Bear, Stearns & Co. Inc. Mr. Molinaro has been at Bear Stearns since 1986 and served as assistant controller prior to his appointment as senior vice president
- finance in 1993. Mr. Molinaro is a member of the firm's Credit, Funding, Internal Audit and Operations Committees.

Quarterly Cash Dividends Declared

         The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable November 29, 1996 to shareholders of record on November 15, 1996. The board also declared a quarterly cash dividend of 70 5/8 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable January 15, 1997 to shareholders of record on December 27, 1996. In addition, the board declared a quarterly cash dividend of $3.94 per share on the outstanding shares of 7.88% cumulative preferred stock, which is equivalent to 49 1/4 cents per related depositary share, and a quarterly cash dividend of $3.80 per share on the outstanding shares of 7.60% cumulative preferred stock, which is equivalent to 47 1/2 cents per related depositary share, both payable January 15, 1997 to shareholders of record on December 27, 1996.

         The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has over 7,800 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Geneva, Hong Kong, London, Lugano, Manila, Paris, Sao Paulo, Shanghai, Singapore and Tokyo. As of September 27, 1996, total capital, including stockholders' equity and long-term borrowings, was $9.4 billion. Book value as of September 27, 1996 was $17.44 per share, based on 144,324,555 shares outstanding.